Exhibit 4.2

SUPPLEMENTAL INDENTURE

RELATED TO THE ASSUMPTION OF GUARANTEE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of May 1, 2019, between Clear Channel Outdoor Holdings, Inc., a Delaware corporation formerly known as Clear Channel Holdings, Inc. (the “Company”), Clear Channel Worldwide Holdings, Inc., a Nevada corporation (the “Issuer”), Clear Channel Outdoor, LLC (as successor in interest to Clear Channel Outdoor, Inc. (“CCO”), the subsidiaries of the Issuer listed on the signature pages hereto (the “Subsidiary Guarantors” and together with the Company and CCO, the “Guarantors”) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer, Clear Channel Outdoor Holdings, Inc. (“Old CCOH”), the other guarantors party thereto and the Trustee have heretofore executed an indenture, dated as of November 19, 2012 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Issuer’s 6.50% Series A Senior Notes due 2022 (the “Series A Notes”), initially in the aggregate principal amount of $735,750,000;

WHEREAS, on May 1, 2019, pursuant to the Agreement and Plan of Merger, dated as of March 27, 2019 (the “Merger Agreement”), by and among the Company and Old CCOH, Old CCOH merged with and into the Company, with the Company surviving the merger and changing its name to Clear Channel Outdoor Holdings, Inc.;

WHEREAS, Section 5.01(a)(1) of the Indenture provides that, as a condition to the merger of Old CCOH into any other Person, the successor company (the “Successor Company”) shall expressly assume all the obligations of Old CCOH under Old CCOH’s Guarantee pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee;

WHEREAS, Section 5.01(a)(5) of the Indenture provides that as a condition of the merger of Old CCOH into any other Person, each Guarantor shall by supplemental indenture confirm that its Guarantee shall apply to the Issuer’s obligations under the Indenture and the Series A Notes;

WHEREAS, the Company is, concurrently herewith, executing a supplemental indenture with respect to the Series B Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Series A Notes as follows;

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Assume Obligations. The Company hereby expressly agrees to assume all the obligations of Old CCOH under Old CCOH’s Guarantee of the Series A Notes on the terms and subject to the conditions set forth in the Indenture and to be bound by all other applicable provisions of the Indenture and the Series A Notes as the “Company.”

3. Reaffirmation of Guarantee. Each Guarantor, by signing hereto, confirms that its Guarantee shall apply to the Issuer’s obligations under the Indenture and the Series A Notes.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Series A Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Company or any of its direct or indirect parent companies shall have any liability for any obligations of the Issuer or the Guarantors (including the Company) under the Series A Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Series A Notes by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Series A Notes.

6. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

10. Subrogation. The Company shall be subrogated to all rights of Holders of Series A Notes against the Issuer in respect of any amounts paid by the Company pursuant to the provisions of Section 3 hereof and Section 10.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, the Company shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under the Indenture or the Series A Notes shall have been paid in full.

11. Benefits Acknowledged. The Company’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Company acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to the Guarantee are knowingly made in contemplation of such benefits.

12. Successors. All agreements of the Company in this Supplemental Indenture shall bind its Successors, except as otherwise provided in the Indenture or in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ISSUER:

CLEAR CHANNEL WORLDWIDE HOLDINGS, INC.

By:	/s/ Brian D. Coleman
	Name:	Brian D. Coleman
	Title:	Chief Financial Officer and Treasurer

ASSUMING GUARANTOR:

CLEAR CHANNEL OUTDOOR HOLDINGS, INC., as successor to the merger of Clear Channel Outdoor Holdings, Inc. with and into Clear Channel Holdings, Inc.

By:	/s/ Brian D. Coleman
	Name:	Brian D. Coleman
	Title:	Chief Financial Officer and Treasurer

REAFFIRMING GUARANTORS:

1567 MEDIA LLC

CLEAR CHANNEL ADSHEL, INC.

CLEAR CHANNEL OUTDOOR, LLC

CLEAR CHANNEL OUTDOOR

HOLDINGS COMPANY CANADA

CLEAR CHANNEL SPECTACOLOR, LLC

IN - TER - SPACE SERVICES, INC.

OUTDOOR MANAGEMENT SERVICES, INC.

By:	/s/ Brian D. Coleman
	Name:	Brian D. Coleman
	Title:	Chief Financial Officer and Treasurer

[Signature Page to the Supplemental Indenture for Assumption of Guarantee]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Wally Jones
	Name:	Wally Jones
	Title:	Vice President

[Signature Page to the Supplemental Indenture for Assumption of Guarantee]